SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 11-K

                 Annual Report Pursuant to Section 15(d) of the
                         Securities Exchange Act of 1934

                                   (Mark One)

       Annual report pursuant to Section 15(d) of the Securities Exchange
            Act of 1934 for the fiscal year ended December 31, 1994
                                        X
                                       ---

                                       Or

          Transition report pursuant to Section 15(d) of the Securities Exchange Act of 21934 for the transition period from _____________________ to
                            _______________________

     Commission file number________________________________________________

       A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

          Exide Electronics Corporation 401(k) Retirement Benefit Plan
                               8521 Six Forks Road
                          Raleigh, North Carolina 27615

      B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          Exide Electronics Group, Inc.
                               8521 Six Forks Road
                          Raleigh, North Carolina 27615

REQUIRED INFORMATION

      The required information is set forth in the following exhibits, which are filed herewith:

Exhibit No.                         Description

      1. Financial statements as of December 31, 1994 and 1993 for the Exide Electronics Corporation 401(k)Retirement Benefit Plan prepared in accordance with the financial reporting requirements of ERISA

      2. A written consent of Arthur Andersen LLP with respect to the plan annual financial statements, which are being incorporated by reference in a registration statement on Form S-8 under the Securities Act of 1933.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the plan administration committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    Exide Electronics Corporation
                                    401(k) Retirement Benefit Plan

Date: November 9, 1995              By:   /s/JANE PASIPOULARIDES
                                          Jane Pasipoularides
                                          Plan Administrator